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                                                                       Form 10-K
                                                             Year Ended 12/31/00
                                                                     Exhibit 10h

                         R.R. DONNELLEY & SONS COMPANY
                2001 SENIOR MANAGEMENT LONG TERM INCENTIVE AWARD


1. Award. (a) To promote the growth and profitability of R.R. Donnelley & Sons Company, and its subsidiaries (the "Company"), and to provide incentives to achieve long term corporate objectives, all with a view towards enhancing shareholder value, this Long Term Incentive Award ("Award") is granted as of this ___ day of _____, 2001, by the Company to _____________________
("Participant"). This Award is made pursuant to the provisions of the R. R. Donnelley & Sons Company 2000 Stock Incentive Plan ("2000 SIP"). Capitalized terms not defined herein shall have the meanings specified in the 2000 SIP.

(b) The Company hereby credits to Participant ___ stock units (the "Original Award Amount"), subject to the restrictions and on the terms and conditions set forth herein. Participant shall indicate acceptance of this Award by signing and returning a copy hereof. These stock units represent ___ percent (___ %) of your 2001 base salary midpoint divided by the average of the closing price of one share of the Company's common stock on the New York Stock Exchange ("NYSE") for the last forty (40) trading days of 2000 multiplied by a factor of two (2).

2. Form of Award. This Award is made subject to the level of achievement of a Relative Total Shareholder Return ("RTSR") goal as set forth in Exhibit A hereto over a period of three fiscal years of the Company (a "Performance Period"), as determined by the Committee in its sole discretion. The Performance Period shall begin January 1, 2001 and end December 31, 2003. Common stock shall not be issued at the time of this Award but the Award shall represent the right to receive stock and/or cash (as determined herein) if the RTSR goal set forth in Exhibit A hereto is achieved. Except as set forth in paragraph 5 of this Award, no rights or interests of any kind shall be vested in Participant until the conclusion of the Performance Period and the determination of the level of achievement specified in the Award. The Committee retains sole discretion to reduce the amount of or eliminate any payment otherwise payable to Participant with respect to this Award to reflect any special circumstances the Committee deems significant. Subject to the terms and conditions of the 2000 SIP and this Award, each stock unit is substantially the equivalent of a share of common stock.

3. Determination of Achievement; Distribution of Award. (a) As of the last day of the Performance Period, Participant may earn up to four (4) times the Original Award Amount depending upon the extent to which the RTSR goal is met or exceeded as of such date. The Committee shall make the determination as to whether the goal has been met. The Committee, at its first meeting following completion of the Performance Period, shall certify the achievement of the RTSR goal and shall further certify the amount of the Award to be distributed as a result of such achievement.
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(b)  RTSR is defined as the sum of (i) appreciation in the common stock of the
Company plus (ii) dividends declared on the common stock of the Company, as compared to the total return for the S&P 500 Index for the same measurement period. Appreciation in the common stock of the Company for any Performance Period shall be measured using the average closing price of one share of common stock on the NYSE during the last forty (40) trading days of 2000 versus the last forty (40) trading days of the Performance Period. Should the Company's RTSR at the end of the Performance Period be less than the 40th percentile of the S&P 500, then the RTSR goal shall not be deemed achieved. Should the Company's RTSR at the end of the Performance Period be equal to the 50th percentile of the S&P 500, the RTSR Performance Factor shall be fully achieved at an Award level of 100%. Should the Company's RTSR at the end of the Performance Period be equal to the 75th percentile of the S&P 500, then the Award level hereunder shall be 200%, and should RTSR at the end of the Performance Period be at the 100th percentile of the S&P 500, then the Award level hereunder shall be 400%. For any Company RTSR between the 40th and 100th percentiles, the Committee shall determine the percentage of achievement to be applied to the Award.

(c) Distribution of the Award shall be made as soon as practicable following the certification described in (a) above. Distribution of this Award may be made in stock, cash or any combination thereof as determined by the Committee.

4. Dividends; Voting. (a) Dividends which are declared and payable during the Performance Period on a like number of shares of common stock as are equal to the Original Award Amount shall be credited to Participant as though reinvested in additional shares of common stock and shall be compounded for purposes of determining future dividend credits (which together shall be called "Dividend Equivalents"). Should the Company's RTSR performance as calculated pursuant to the provisions of paragraph 3(b) above be less than the 50th percentile but greater than the 40th percentile, then the Committee shall determine the percentage of Dividend Equivalents to distribute in conjunction with distribution of the Award hereunder. In the event that the Company's RTSR equals or exceeds the 50th percentile, however, Participant shall receive the actual Dividend Equivalents credited during the term of this Award without regard to the level of RTSR achievement.

(b) Participant shall have no rights to vote shares of common stock represented by the Original Award Amount or the Dividend Equivalents which are the subject of this Award unless and until distribution of the Award pursuant to paragraph 3(b) above.

5. Treatment upon Separation or Termination. (a) Death. Unless otherwise determined by the Committee, if Participant shall cease to be employed by the Company at any time prior to December 31, 2003 by reason of death, the Company shall distribute to Participant's executor, administrator, personal representative or beneficiary Participant's Award plus Dividend Equivalents which would have been earned during the Performance Period in which death occurred pro rated through the date of death, as estimated by the Committee. The foregoing distribution shall be made following the first Committee meeting held following the date of death.

(b) Disability. Unless otherwise determined by the Committee, if Participant shall cease to be employed by the Company at any time prior to December 31, 2003, by reason of total
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and permanent disability, the Company shall distribute to Participant an amount equal to the Award which would have been earned during the Performance Period in which the disability occurred, pro rated through the date of disability, plus Dividend Equivalents. The foregoing distribution shall be made at the time specified in paragraph 3 above.

(c) Retirement. Unless otherwise determined by the Committee, if Participant shall cease to be employed by the Company at any time prior to December 31, 2003, by reason of retirement on or after age 65 or retirement on or after age 55 with the consent of the Company, the Company shall distribute to Participant the Award which would have been earned during the Performance Period in which retirement occurred pro rated through the date of retirement, plus Dividend Equivalents; provided, however, that such Award and Dividend Equivalents shall be forfeited if Participant directly or indirectly accepts employment by or serves as a consultant, agent, stockholder, corporate officer or director of, or in any other representative capacity for, any entity which is engaged in a line of business in a geographic area in which the Company (either directly or through a subsidiary or affiliate) is engaged on the date of Participant's retirement and which is a competitor of the Company or any of its subsidiaries. The foregoing distribution shall be made at the time specified in paragraph 3 above.

(d) Change in Control. If a "Change in Control" as defined in the 2000 SIP and successor plans thereto shall occur while Participant is employed by the Company and prior to determination and distribution of this Award, this Award and any Dividend Equivalents shall be paid pursuant to the terms of the 2000 SIP.

(e) Other Separations. If Participant shall cease to be employed by the Company at any time prior to the earlier of (i) a change in control and (ii) the date of determination and distribution of the Award described herein, for any reason other than death, total and permanent disability, retirement on or after age 65 or retirement on or after age 55 with the consent of the Company, any Award for the Performance Period in which such cessation of employment occurs shall be forfeited unless the Committee specifically authorizes otherwise.

6. Administration of the Award. The Award shall be administered by the Committee designated in the 2000 SIP. The Committee may establish rules and regulations for the administration and interpretation of Award. All such rules, regulations and interpretations relating to the Award adopted by the Committee shall be conclusive and binding on all parties.

7.  Miscellaneous.

(a) Award Confers No Right to Employment. Nothing in this Award shall be construed as an employment contract or as otherwise conferring upon Participant any right to remain in the employ of the Company or any of its subsidiaries.

(b) Withholding Taxes. The Company may, in its discretion, deduct any such required withholding taxes from the amount to be distributed under this Award or from any other amount then or thereafter payable by the Company to Participant.
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(c)  Interest.  No interest shall accrue at any time on this Award or any dividend, distribution or other part thereof.

(d) Successors. This Award shall be binding upon and inure to the benefit of any successor or successors to the Company.

(e) Governing Law. This Award shall be governed in accordance with the laws of the State of Illinois.

(f) Restrictions on Transfer. Neither this Award nor any rights hereunder may be transferred or assigned by Participant other than by will or by the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Any transfer or any attempted assignment, pledge or hypothecation, whether or not by operation of law, shall be void.

(g) It is anticipated that any shares of common stock delivered pursuant to this Award will be Treasury shares of the Company acquired prior to or during the term of the Award, and issued subject to the terms of this Award, the 2000 SIP and such rules as determined by the Committee.

IN WITNESS WHEREOF, the Company has caused this Award to be duly executed by its duly authorized officer.


R. R. DONNELLEY & SONS COMPANY



By:___________________________________
     Authorized Officer



Accepted:_____________________________
         _________________(Participant)